Exhibit 4.4

KLX ENERGY SERVICES HOLDINGS, INC.
Employee Stock Purchase Plan
(Effective as of September 13, 2018)

SECTION 1.  PURPOSE OF PLAN

This document sets forth the KLX Energy Services Holdings, Inc. Employee Stock Purchase Plan (the Plan), effective as of September 13, 2018. The Plan is intended to provide a method by which eligible employees of KLX Energy Services Holdings, Inc. (KLX) and of such of KLX’s parents and subsidiaries as KLX’s Board of Directors (the Board of Directors) may from time to time designate (such parents, subsidiaries, together with KLX, being hereinafter referred to as the Company) may use voluntary, systematic payroll deductions to purchase shares of the common stock of KLX, par value $.01 per share (the Stock) and thereby acquire an interest in the future of KLX. The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the Code) and shall be administered, interpreted and construed in accordance with such provisions. For purposes of the Plan, (i) a subsidiary is any corporation which constitutes a “subsidiary” of KLX within the meaning of Section 424 of the Code and (ii) a parent constitutes a “parent” of KLX within the meaning of Section 424 of the Code.

SECTION 2.  OPTIONS TO PURCHASE STOCK

Under the Plan, there is available an aggregate of not more than 200,000 shares of Stock (subject to adjustment as provided in Section 14) for sale pursuant to the exercise of options (Options) granted under the Plan. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine.

SECTION 3.  ELIGIBLE EMPLOYEES

Except as otherwise provided in the Plan, each individual: (i) who is an active Employee of the Company (Employee); (ii) who has a customary working schedule of at least 20 hours per week; (iii) who has been an Employee for at least 90 days: and (iv) whose customary employment is for five months or more in any calendar year will be eligible to participate in the Plan (each such individual, an Eligible Employee). From time to time, the Compensation Committee of the Board of Directors (the Compensation Committee) may amend the requirements of an Eligible Employee, subject to the provisions of Sections 423 and 424 of the Code.

Any Employee who immediately after the grant of an Option would, in accordance with the provisions of Sections 423 and 424 of the Code, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of KLX or any of its parents or subsidiaries, will not be an Eligible Employee.

No Employee will be granted an Option under the Plan which would permit his or her rights to purchase shares of Stock under all employee stock purchase plans of the Company (as defined by Section 423(b) of the Code) to accrue at a rate which exceeds $25,000 in fair market value of such Stock (determined at the time the Option is granted)

for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423 and 424(d) of the Code. For purposes of this limitation, the date of grant of an Option shall be the date on which the Option is exercised pursuant to Section 8. Fair market value on any given day will mean the Closing Price of the Stock on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price). The Closing Price of the Stock on any business day will be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day. A good faith determination by the Compensation Committee as to fair market value shall be final and binding.

SECTION 4.  METHOD OF PARTICIPATION

(a)                                 Each of the periods during which this Plan remains in effect is hereinafter referred to as an Option Period. Option Periods shall be of six-month duration. Each Plan Year (January 1st through December 31st) shall contain two Option Periods, one shall commence January 1 and terminate June 30 and the other shall commence July 1 and terminate December 31.

(b)                                 Each person who is an Eligible Employee on the first day of an Option Period may elect to participate in the Plan by executing and delivering a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant (Participant) for such Option Period. Unless otherwise specified prior to the beginning of the year pursuant to Section 5, a Participant shall be deemed to have elected to participate in each subsequent Plan Year for which the Participant is an Eligible Employee to the same extent and in the same manner as at the end of the prior Plan Year.

SECTION 5.  PAYROLL DEDUCTIONS

(a)                                 The payroll deduction authorization will be in a form determined by the Compensation Committee from time to time. The payroll deduction authorization must be delivered to the Company at least five days prior to the first date of the Option Period (or such earlier or later date specified by the Compensation Committee from time to time). When executing and delivering the payroll deduction authorization, the Participant shall request withholding at a rate (in whole percentages) of not less than 2% or more than 15% of the Participant’s Compensation by means of equal payroll deductions over the Option Period. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account for such Participant. All such amounts shall be assets of the Company and may be used by the Company for any corporate purpose. The payroll deduction authorization will remain in effect for each consecutive subsequent Option Period unless changed or revoked by the Participant pursuant to Section 5(b). For purposes of the Plan, Compensation will mean the sum of the types and amounts of compensation determined from time to time by the Compensation Committee to be eligible to be taken into account under the Plan; provided, however, that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of Section 423 of the Code.

(b)                                 At any time on or prior to the fifteenth day of the last month of an Option Period, a Participant may (i) cancel an Option and cease participation in the Plan with respect to all (but not less than all) of the Stock subject to such Option or (ii) reduce the withholding rate of his or her payroll deduction authorization for the Option Period by one or more whole percentage points (but not to below 2%) by delivering electronic notice to the Company in the form specified by the Compensation Committee, such cancellation or reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period, or cease participation entirely for a future Option Period, by electronic notice delivered to the Company at least five days prior to the first day of the Option Period as to which the change is to be effective (or such earlier or later date specified by the Compensation Committee from time to time). To the extent then an Eligible Employee, any Participant who ceased to participate may elect to participate in a future Option Period by completing the process specified in Section 4 and Section 5. Upon cancellation, the balance in the Participant’s withholding account will be returned to the Participant.

SECTION 6.  GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will, as of such day, be granted an Option for such Period. Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant’s withholding account on the last day of the Option Period, by (ii) the purchase price per share of the Stock determined under Section 7. For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest whole number of shares of Stock which, when multiplied by the fair market value of a share of Stock on the last day of the Option Period, produces a dollar amount of $12,500 or less. The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

SECTION 7.  PURCHASE PRICE

The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock at the time at which the Option is exercised pursuant to Section 8.

SECTION 8.  EXERCISE OF OPTIONS

(a)                                 Each Employee who is a Participant in the Plan on the last day of an Option Period will be deemed to have exercised, on the last day of the Option Period, the Option granted to him or her for that Option Period. Upon such exercise, the balance of the Participant’s withholding account will be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter the shares will be issued to the Participant either in certificates or electronically in “book entry” form with the transfer agent or Compensation Committee. In the event that the balance of the Participant’s withholding account following an Option Period is in excess of the total purchase price of the shares issued, the balance of the account shall be returned to the Participant; provided, however, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the withholding account and carried over to the next Option Period. The entire balance of the Participant’s withholding account following the final Option Period shall be returned to the Participant. No fractional shares will be issued hereunder.

(b)                                 As a condition to receiving shares or cash amounts hereunder, (i) the Company may require a Participant to make a cash payment to the Company of, or (ii) the Company may withhold from any shares and cash amounts distributable under the Plan, an amount necessary to satisfy all federal, state, city or other taxes required to be withheld in respect of such payments pursuant to any law or governmental regulation or ruling.

(c)                                  An Option may not be exercised and shares of Stock may not be issued in connection with an Option, unless the issuance of the shares of Stock (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under state “blue sky” laws is available); and (iii) complies with foreign securities laws and other applicable laws rules and regulations (including any required consents and approvals). The Compensation Committee may require each Participant exercising an Option to represent to and agree with the Company in writing that the Participant is acquiring the Stock for investment purposes and not with a view to the distribution of the Stock. All certificates for Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Stock is then listed, and any applicable securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Company may affix a legend to the stock certificate issued upon the exercise of an Option as it deems necessary in its sole discretion. The Company is under no obligation to register the Stock transferred to a Participant upon exercise. If the Stock is not registered, a Participant may not resell, offer to resell or otherwise transfer such Stock unless the resale or transfer takes place in accordance with applicable law and as otherwise determined by the Compensation Committee.

SECTION 9.  INTEREST

No interest will be payable on withholding accounts.

SECTION 10.  TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE; SALE TRANSACTION

(a)                                 Subject to Section 11, upon the termination of a Participant’s service with the Company for any reason, (i) he or she will cease to be a Participant, (ii) any Option held by the Participant under the Plan will be deemed cancelled, (iii) the balance of the Participant’s withholding account will be returned to the Participant, and (iv) the Participant will have no further rights under the Plan.

(b)                                 Unless the Compensation Committee otherwise determines, a Participant on a paid leave of absence shall continue to be a Participant in the Plan so long as such Participant is on such paid leave of absence. Unless otherwise determined by the Compensation Committee, a Participant on an unpaid leave of absence will no longer be eligible to make any additional contributions as of the date such unpaid leave has begun; provided, however, that, unless the Participant cancels the Option pursuant to Section 5, the balance of the Participant’s withholding account shall be applied to the purchase of Stock, in accordance with Section 8 hereof, on the last day of the Option Period immediately following the commencement of the Participant’s leave of absence.

(c)                                  In the event of the proposed dissolution or liquidation of KLX, the Option Period then in progress shall be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Compensation Committee. The new exercise date selected by the Compensation Committee shall be before the date of the proposed dissolution or liquidation of KLX. Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant’s Options has been changed to the new exercise date and that the balance of the Participant’s withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof, on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof

(d)                                 In the event of a proposed sale of all or substantially all of the assets of KLX, or the merger or consolidation of KLX with or into another entity, unless provided otherwise by the Compensation Committee each outstanding Option shall be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the such entity. In lieu of such substitution or assumption, the Compensation Committee may elect to shorten any Option Period then in progress by setting a new exercise date and any Option Period then in progress shall end on the new exercise date. The new exercise date selected by the Compensation Committee shall be before the effective date of such proposed sale, merger or consolidation. Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant’s Options has been changed to the new exercise date and that the balance of the Participant’s withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof, on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof.

SECTION 11.  DEATH OF PARTICIPANT

A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant’s death, which designation will also provide for the election by the Participant of either (i) cancellation of the Participant’s Option upon his or her death, resulting in the delivery of the cash balance in the Participant’s withholding account to the designated beneficiary or (ii) application as of the last day of the Option Period of the balance of the deceased Participant’s withholding account at the time of death to the exercise of his or her Option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option. A designation of beneficiary and election may be changed by the Participant at any time, by written or electronic notice in a manner specified by the Compensation Committee. In the event of the death of a Participant and receipt by KLX of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by him or her under the Plan, KLX will deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan. Where the Participant has elected option (ii) above but there is no surviving designated beneficiary, KLX will deliver such Stock and/or cash to the executor or administrator of the estate of the Participant. No beneficiary will, prior to the death of the Participant by whom he or she has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 12.  PARTICIPANT’S RIGHTS NOT TRANSFERABLE

All Participants will have the same rights and privileges under the Plan. Each Participant’s rights and privileges under any Option may be exercisable during his or her lifetime only by him or her, and may not be assigned, sold, pledged, or otherwise transferred in any manner (other than by will or the laws of descent and distribution). Any attempt at such transfer shall be without effect. In the event any Participant violates the terms of this Section 12, any Option held by him or her may be terminated by the Company in its sole discretion and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.

SECTION 13.  EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time. The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.

SECTION 14.  CHANGE IN CAPITALIZATION

In the event of any change in the outstanding Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Stock, warrants or rights offering to purchase Stock at a price substantially below fair market value, or any other corporate event or distribution of stock or property of KLX affecting the Stock, after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, and the purchase price will be appropriately adjusted. Such adjustment shall be made equitably by the Compensation Committee subject to the limitations of Section 424 of the Code.

SECTION 15.  ADMINISTRATION OF PLAN

(a)                                 The Plan will be administered by the Compensation Committee, which will have the full power and authority (i) to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan (ii) to proscribe, amend and rescind rules and regulations and (iii) to make, administer, construe and interpret such rules and regulations as it deems necessary or advisable in its sole discretion. Any determinations hereunder shall be made in the Compensation Committee’s sole discretion and shall be final and binding. Anything in the Plan to the contrary notwithstanding, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Compensation Committee may alternatively be exercised by the Board of Directors.

(b)                                 To the extent not prohibited by applicable law, the Compensation Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Compensation Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Compensation Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Compensation Committee delegates authority pursuant to this Section 15.

(c)                                  Subject to applicable law: (i) no member of the Board of Directors or Compensation Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan; and (ii) the members of the Board of Directors or the Compensation Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Certificate of Incorporation and Bylaws of KLX, as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Compensation Committee shall be entitled to rely upon, and no member of the Compensation Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Compensation Committee deems necessary.

SECTION 16.  AMENDMENT AND TERMINATION OF PLAN

(a)                                 The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Committee; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 14) will have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption. Shareholder approval is also required to the extent necessary to comply with applicable laws, rules and regulations including, without limitation, Sections 423 and 424 of the Code.

(b)                                 The Plan will become effective beginning on September 13, 2018. The Plan will automatically terminate on December 31, 2028 (at the end of the second Option Period beginning in Plan Year 2028). The Plan may be earlier suspended or terminated by the

Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of outstanding Options. The Plan will terminate in any case when all or substantially all the Stock reserved for the purposes of the Plan has been purchased.

SECTION 17.  CAPTIONS, ETC.

The captions of the sections and paragraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan. References to sections herein are to the specified sections of this Plan unless another reference is specifically stated. Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

SECTION 18.  EFFECT OF PLAN

The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of the Company and each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

SECTION 19.  GOVERNING LAW

Except as to matters of federal law, the Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, KLX has caused this Plan to be executed on its behalf the 13th day of September 2018.

KLX Energy Services Holdings, Inc.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer